                      SECURITIES AND EXCHANGE COMMISSION     Registration  No.
                            Washington, D. C. 20549          33-        - also
                                                             applies to Regis-
                                ---------------              tration  Nos. 33-
                                                             9307 and 33-38707
                                   FORM S-8                  pursuant to  Rule
                                                             429   under   the
                            REGISTRATION STATEMENT           Securities Act of
                                                             1933 as  amended.
                                     Under

                          THE SECURITIES ACT OF 1933

                                ---------------

                             PACIFIC TELESIS GROUP

A Nevada Corporation                            I.R.S. Employer No. 94-2919931

                               130 Kearny Street
                        San Francisco, California 94108
                        Telephone Number (415) 394-3000

                                ---------------

                            PACIFIC TELESIS GROUP
                           1994 STOCK INCENTIVE PLAN

                                ---------------

                               Agent for Service

                              William E. Downing
                           Executive Vice President
                     Chief Financial Officer and Treasurer
                             Pacific Telesis Group
                               130 Kearny Street
                        San Francisco, California 94108
                        Telephone Number (415) 394-3000

                                ---------------

                 Please send copies of all communications to:

                        Duane G. Henry, Senior Counsel
                      Elizabeth K. Roemer, Senior Counsel
                             Pacific Telesis Group
                               130 Kearny Street
                        San Francisco, California 94108

                                ---------------

                        CALCULATION OF REGISTRATION FEE
===========================================================================
 Title of Each                       Proposed     Proposed
    Class of                         Maximum       Maximum
  Securities              Amount     Offering     Aggregate      Amount of
    to be                 to be       Price       Offering     Registration
  Registered            Registered   Per Unit(2)   Price(2)         Fee
- ---------------------------------------------------------------------------
Pacific Telesis
  Group Common
  Stock-par value
  $.10 per share(1).. 8,000,000 shs.   $30.4375   $243,500,000  $83,965.52
===========================================================================

(1)  Including associated Preferred Stock purchase rights

(2) Estimated in accordance with Rule 457(c) and (h), solely for purposes of calculating the registration fee, on the basis of the average of the high and low sale prices of New York Stock Exchange Composite Transactions (as reported in the Wall Street Journal) on June 27, 1994.

                                ---------------
    Prospectus referred to herein also relates to Registration Nos. 33-9307 and 33-38707 pursuant to Rule 429.

PART I.   INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.  Plan Information.*

Item 2.  Registrant Information and Employee Plan Annual Information.*

* Information required by Part I to be contained in the Section 10(a) prospectus is omitted from this Registration Statement in accordance with Rule 428 under the Securities Act of 1933 and the Note to Part I of Form S-8.

PART II.  INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference

     The following documents have been filed by the Corporation with the SEC (File No. 1-8609) and are incorporated herein by reference:

     (1)  The Corporation's Annual Report on Form 10-K for the year 1993.

     (2) The Corporation's Quarterly Report on Form 10-Q for the quarter ended March 31, 1994.

     (3) The Corporation's Current Report on Form 8-K, date of report April 1, 1994.

     (4) The description of the Corporation's Common Stock contained in its Registration Statement on Form 10 (File No. 1-8609) filed on November 16, 1983 pursuant to Section 12(b) of the Securities Exchange Act of 1934 (the "Exchange Act"), including any subsequent amendment or report filed for the purpose of updating such description.

     All documents filed pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this registration statement shall be deemed to be incorporated by reference in this registration statement and to be part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein or in any prospectus or prospectus supplement modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

     Copies of the above-reference documents (other than exhibits) may be obtained upon request without charge from the Corporation's Investor Services office, 130 Kearny Street, Suite 2926, San Francisco, California 94108 (telephone number (415) 394-3078).

Item 4.  Description of Securities

     The Corporation's Common Stock is registered under Section 12 of the Exchange Act.

Item 5.  Interests of Named Experts and Counsel

     The legality of the shares and all legal matters in connection with the Plan have been passed upon for the Corporation by R. W. Odgers, Esq., its Executive Vice President - General Counsel and External Affairs. As of April 30, 1994, Mr. Odgers beneficially owned or had an interest in approximately 1733 Pacific Telesis Group shares. In addition, as of the same date, Mr. Odgers had been granted options and/or stock appreciation rights with respect to 88,000 Pacific Telesis Group shares.










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

Item 6.  Indemnification of Directors and Officers.

     Section 78.037 of the Nevada Revised Statutes ("N.R.S.") provides that a Nevada corporation's articles may contain a provision eliminating or limiting the personal liability of a director or officer to the corporation or its stockholders for damages for breach of fiduciary duty but may not eliminate or limit liability for acts or omissions involving intentional misconduct, fraud, a knowing violation of the law or illegal payment of dividends. The Corporation's Articles of Incorporation ("Articles") contain such a provision and therefore any lawsuits involving monetary damages would be subject to this limitation. There is no such limitation in actions for equitable relief.

     With respect to lawsuits not thus limited by the Corporation's Articles, N.R.S. Section 78.751 specifies the circumstances under which a Nevada Corporation may indemnify a director, officer, employee or agent. Generally, such person must have acted in good faith and in a manner reasonably believed to be in, or not opposed to, the best interests of the corporation, and with respect to any criminal action or proceeding, such person must also have had no reasonable cause to believe his or her conduct was unlawful. In any proceeding by or in the right of the corporation where there is a judgment against such person, indemnification may be made if such person acted in good faith, in a manner which he or she reasonably believed to be in or not opposed to the best interests of the corporation and was not found liable for negligence  or misconduct  in the  performance  of his  or her  duties to  the corporation. However, indemnification may be had even where the person has been adjudged to be liable for negligence or misconduct in the performance of his or her duties if the court in which the action or suit was brought determines upon application that despite the adjudication of liability but in view of all of the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper. Where the director, officer, employee or agent successfully defends any such civil or criminal proceeding, indemnification is required.

     The Corporation's Articles provide that it shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such person is or was a director or officer of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, or as a fiduciary of an employee benefit plan of the Corporation or of a wholly owned subsidiary corporation, against expenses incurred in connection with such action, suit or proceeding, including attorneys' fees, judgments, fines and amounts paid in settlement, to the extent not prohibited by law, state or federal. Expenses incurred in defending any such proceeding may be advanced by the Corporation prior to the final disposition of such action, suit or proceeding upon receipt of an undertaking to repay such amount unless it shall be determined ultimately that the person is entitled to be indemnified thereunder. The Articles further provide that these provisions may not be repealed or amended without the affirmative vote of at least sixty-six and two-thirds percent (66-2/3%) of the voting power of the shares entitled to vote thereon.

     The Corporation's Articles also contain a provision authorizing the Corporation to enter into indemnity agreements (the "Indemnity Agreements") with each of the Corporation's directors and officers. The Article states that such agreements shall provide that the Corporation shall indemnify (and advance expenses to) the indemnitee to the fullest extent permitted by applicable law, no later than 30 days after a written request has been made therefor, against all expenses, judgments, fines, penalties, excise taxes and amounts paid in settlement for claims with respect to events relating to such person's service with or for the Corporation, and that in any proceeding to enforce the obligation to indemnify such person, the Corporation shall have the burden to establish that such indemnification is prohibited; provided, however, that such agreements shall exclude indemnification if a judgment or other final adjudication adverse to the indemnitee established (a) that his or her acts were committed in bad faith or were the result of deliberate dishonesty, or (b) that he or she in fact gained a financial advantage to which he or she was not legally entitled, in which event the amount of the indemnification shall be reduced by the amount of such financial advantage gained. The Corporation has entered into Indemnity Agreements with each of its directors and officers as provided in this Article.

     The directors and officers of the Corporation are covered by insurance policies indemnifying against certain liabilities, including certain liabilities arising under the Securities Act of 1933, which might be incurred by them in such capacities and against which they cannot be indemnified by the Corporation. Subject to certain exceptions, the Indemnity Agreements obligate the Corporation to use its best efforts to purchase and maintain in effect such insurance with coverage no less favorable than that presently provided.

     The Indemnity Agreements also provide that if the Corporation shall discontinue any of its existing policies of directors' and officers' liability insurance or limit the scope or the amount of the coverages thereunder, or if such policies or coverages shall become unavailable in whole or in part for any reason, then the Corporation will hold harmless and indemnify the indemnitee to the full extent of the coverage which would have been provided if such insurance had been maintained.

Item 7.  Exemption from Registration Claimed

     No restricted securities are being reoffered or resold pursuant to this registration statement.

Item 8.  Exhibits

     Exhibits identified in parentheses below, on file with the SEC, are incorporated by reference as exhibits hereto.

   Exhibits
   Number                            Description
   --------                          -----------

     4a Articles of Incorporation of Pacific Telesis Group, as amended June 17, 1988 (Exhibit 3a to Registration Statement No. 33-24765).

     4b     By-Laws of Pacific  Telesis Group, as  amended September 24,  1993
            (Exhibit   3b  to  Registration   Statement  No.  33-50897,  filed
            November 2, 1993).

     4c Rights Agreement, dated as of September 22, 1989, between Pacific Telesis Group and The First National Bank of Boston, as successor Rights Agent, which includes as Exhibit B thereto the form of
            Rights Certificate (Exhibits 1 and 2 to Form SE filed September 25, 1989 as part of Form 8-A, File No. 1-8609).

      5 Opinion of R. W. Odgers, Executive Vice President - General Counsel and External Affairs of Pacific Telesis Group.

     15     Letter re unaudited interim financial information.

     23a    Consent of Coopers & Lybrand.

     23b    Consent of R. W. Odgers (included in Exhibit 5).

     24 Powers of Attorney executed by officers and directors who signed this registration statement.

     The Corporation will furnish to a security holder upon request a copy of any Exhibit at cost.

Item 9.  Undertakings

     (a)  The undersigned registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                 (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

                (ii) To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

               (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

               Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-3 or Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES


Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Francisco, State of California, on the 1st day of July, 1994.


     PACIFIC TELESIS GROUP



     William E. Downing
     Executive Vice President,
     Chief Financial Officer & Treasurer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

     Philip J. Quigley,* Chairman of the Board, President
                  and Chief Executive Officer

     William E. Downing,* Executive Vice President,
                  Chief Financial Officer & Treasurer

     Eugene O. Laico,* Controller

     William P. Clark,* Director

     Herman Gallegos,* Director

     Donald E. Guinn,* Director

     Frank S. Herringer,* Director

     Ivan J. Houston,* Director

     Mary S. Metz,* Director

     Lewis E. Platt,* Director

     Toni Rembe,* Director

     S. Donley Ritchey,* Director

     Richard M. Rosenberg,* Director




* BY
     W. E. Downing, Attorney-in-fact

DATE:  July 1, 1994
















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

                                 EXHIBIT INDEX
                                 -------------

Exhibits   identified  in  parentheses  below,  on  file  with  the  SEC,  are incorporated herein by reference as exhibits hereto. All other exhibits are provided as part of the electronic transmission.

   Exhibits
   Number                            Description
   --------                          -----------

     4a Articles of Incorporation of Pacific Telesis Group, as amended June 17, 1988 (Exhibit 3a to Registration Statement No. 33-24765).

     4b     By-Laws of  Pacific Telesis Group,  as amended September  24, 1993
            (Exhibit  3b   to  Registration  Statement  No.   33-50897,  filed
            November 2, 1993).

     4c Rights Agreement, dated as of September 22, 1989, between Pacific Telesis Group and The First National Bank of Boston, as successor Rights Agent, which includes as Exhibit B thereto the form of
            Rights Certificate (Exhibits 1 and 2 to Form SE filed September 25, 1989 as part of Form 8-A, File No. 1-8609).

      5 Opinion of R. W. Odgers, Executive Vice President - General Counsel and External Affairs of Pacific Telesis Group.

     15     Letter re unaudited interim financial information.

     23a    Consent of Coopers & Lybrand.

     23b    Consent of R. W. Odgers (included in Exhibit 5).

     24 Powers of Attorney executed by officers and directors who signed this registration statement.








































                                       7